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                                                                    Exhibit 4(n)

        Flexible Premium Deferred Variable and Fixed Annuity Application
                                State Variations

Application Form No. VAIIAPP-2003 attached as Exhibit __________ is a copy of the Application language used in the following states:

Alaska
Alabama
Arkansas
California
Colorado
Connecticut
Delaware
District of Columbia
Georgia
Hawaii
Iowa
Idaho
Indiana
Illinois
Kansas
Kentucky
Louisiana
Maine
Michigan
Minnesota
Missouri
Mississippi
Montana
North Carolina
Nebraska
New Hampshire
New Mexico
Nevada
North Dakota
Ohio
Puerto Rico
Rhode Island
South Carolina
Tennessee
Utah
Virginia
Vermont
West Virginia
Wyoming

The following application forms vary from the Form No. VAIIAPP-2003 as indicated below:

Application Form No. VAIIAPP-2003(C) Changes Section 2 to add the following note: "Note: Only a co-annuitant or co-owner who is the spouse of the annuitant will qualify for certain tax benefits available to spouses under federal tax law." Changes the application throughout to remove Market Value Adjustment language and the 3, 5, 7, and 10 year Fixed Periods. Changes Section 16, Agreement, to add an additional bulleted item that reads: "In states where written consent is required, my agreement in writing is required for entries made by the Company in Section 8 as to age at issue, plan type, purchase payments, or benefits applied for." Adds the following fraud statements: "New Jersey Residents: Any person who includes any false or misleading information on an application for an insurance policy is subject to criminal and civil penalties." and "Pennsylvania Residents: Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance or statement of claim containing any materially false information or conceals for the purpose of misleading, information concerning any fact material thereto, commits a fraudulent insurance act, which is a crime and subjects such person to criminal and civil penalties." Form VAIIAPP-2003(C) is used in the following states:

     Maryland
     Oregon
     Pennsylvania
     Texas

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Application Form No. VAIIAPP-2003(AZ) Changes Section 16 to add, "Upon written request, we will provide the owner with information regarding benefits and provisions of the contract. If you decide not to keep your contract, return it within 10 days (30 days if you are age 65 or older, or all ages if this is a replacement contract) after you receive it for a refund of purchase payments, adjusted for any investment gain or loss. For IRA contracts, we will refund purchase payments during the first 10 days. You may return it to CUNA Mutual Life Insurance Company, 2000 Heritage Way, Waverly, Iowa 50677, or to the agent who sold it to you." Form VAIIAPP-2003(AZ) language is used in the following state:

     Arizona

Application Form No. VAIIAPP-2003(FL) changes the fraud statement in Section 16, Agreement, to read: "Any person who knowingly and with intent to injure, defraud or deceive any insurer files a statement of claim or an application containing any false, incomplete or misleading information is guilty of a felony of the third degree."; adds "printed name of agent", "agent license no" and "date" line under "Signature of Annuitant(s)" line. Form VAIIAPP-2003(FL) language is used in the following state:

     Florida

Application Form No. VAIIAPP-2003(MA) Changes the app throughout to remove Market Value Adjustment language, all the fixed accounts (except for DCA fixed period), and the Preservation Plus Program. Form VAIIAPP-2003(MA) is used in the following state:

     Massachusetts

Application Form No. VAIIAPP-2003(NJ) Changes Section 2 to add the following note: "Note: Only a co-annuitant or co-owner who is the spouse of the annuitant will qualify for certain tax benefits available to spouses under federal tax law."

Changes the application throughout to remove Market Value Adjustment language and the 3, 5, 7, and 10 year Fixed Periods. Changes Section 16, Agreement, to add an additional bulleted item that reads: "In states where written consent is required, my agreement in writing is required for entries made by the Company in
Section 8 as to age at issue, plan type, purchase payments, or benefits applied for." Changes the fraud statement to read: Any person who includes any false or misleading information on an application for an insurance policy is subject to criminal and civil penalties." VAIIAPP-2003(NJ) is used in the following state:

     New Jersey

Application Form No. VAIIAPP-2003(SD) changes Section 11, Telephone/Fax Authorization to make the applicant check if they do or do not want the program (it is not automatic if they don't do anything). Application Form No. VAIIAPP-2003(SD) is used in the following states:

     South Dakota

Application Form No. VAIIAPP-2003(WA) changes Section 10, Death Benefit Options, to remove the "5% Maximum Anniversary Rider" language as this is not available in WA. Changes the application to remove fixed account periods (except for the DCA fixed period) and market value adjustment language. Renames "fixed account option" to be "Guarantee Interest Account Option" Renames the "DCA fixed period" to be the "DCA period" and "fixed amount" to be "DCA amount" Deletes "Preservation Plus Program" Application Form No. VAIIAPP-2003(WA) is used in the following states:

     Washington

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Application Form No. VAIIAPP-2003(WI) changes Section 4, Beneficiary, to add the following: "If the owner is married and names someone other than their spouse as a primary beneficiary, the spouse must give consent by Signing in Section 16. " In Section 16, add an additional signature line that reads "Spousal Consent for Beneficiary Designation and a Date line. Form VAIIAPP-2003(WI) is used in the following state:

     Wisconsin